Exhibit 10.1
CONFIDENTIAL TREATMENT
REQUESTED PURSUANT TO RULE 24b-2

Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The omitted materials have been filed separately with the Securities and Exchange Commission.

AMENDMENT NUMBER SIX TO
DELTA CONNECTION AGREEMENT

This Amendment Number Six (this “Sixth Amendment”), dated the 12th day of March, 2007, to the Delta Connection Agreement dated and effective June 7, 2002 (as previously amended from time to time, the “Agreement”), is among Delta Air Lines, Inc., 1030 Delta Boulevard, Atlanta, Georgia 30320 (“Delta”), Chautauqua Airlines, Inc. (“Chautauqua” or “Operator”), 8909 Purdue Road, Indianapolis, Indiana 46268 and Republic Airways Holdings, Inc. (“Republic”), 8909 Purdue Road, Indianapolis, Indiana 46268.

WHEREAS, Delta, Chautauqua and Republic are parties to the Agreement;

WHEREAS, the Agreement currently provides for the Operator to operate fifteen (15) Embraer ERJ 135 aircraft (the “ERJ135s”) and twenty four (24) Embraer ERJ 145 aircraft (the “ERJ145s”) as a Delta Connection Carrier; and

WHEREAS, the parties desire to further amend the Agreement.

NOW, THEREFORE, for and in consideration of the mutual undertakings set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Delta, Operator and Republic, intending to be legally bound, hereby agree as follows:

1.	Defined Terms. All capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Agreement.

2.
Withdrawal of ERJ135s. Notwithstanding the provisions of Article 11 of the Agreement, (x) from and including September 2008 through and including March 2009 (the “Removal Months”), Operator shall remove two ERJ135s per month from service under the Delta Connection program and upon such removal, any such removed aircraft shall no longer be subject to the terms of the Agreement. No later than the 60th day preceding a Removal Month, Operator and Delta shall mutually agree as to (x) which two ERJ135s shall be so removed from service during such Removal Month and (y) for each such ERJ135, the date during each such Removal Month on which such removal from service shall occur. No later than February 1, 2009, Operator and Delta shall mutually agree as to the date during April 2009 on which the final ERJ135 shall be removed from service under the Agreement. The parties acknowledge and agree that the provisions of Sections 11(G), 11(H) and 11(I) shall not apply to the ERJ135s removed from service pursuant to this Amendment.

3.
CPI Limitation. For calendar year 2007 only, for purposes of establishing Base Rate Costs pursuant to Article 3G of the Agreement, notwithstanding any provisions of the Agreement to the contrary, CPI shall not in any event exceed [*].

4.
ERJ145 Rate Reduction. Commencing on the later of (x) May 1, 2007 and (y) the date on which the conditions set forth in Section 5 below are either satisfied or waived (the “Effective Date”), the aggregate Per Block Hour reimbursement rate for each ERJ145 shall be reduced by [*] (after giving effect to escalation pursuant to Article 3G for calendar year 2007) for the remaining term of the Agreement. The parties agree that, upon and following satisfaction of the conditions provided by Section 5, as of the Effective Date, the Per Block Hour reimbursement rate for each ERJ145 for the remainder of calendar year 2007 shall be [*]. For the avoidance of doubt, such reduction in the Per Block Hour reimbursement rate shall not be effective with respect to the utilization of the ERJ145 Aircraft prior to the Effective Date.

5.
Conditions to Effectiveness. The effectiveness of this Amendment shall be subject to and conditioned upon the United States Bankruptcy Court for the Southern District of New York, which is administering Delta’s case under Chapter 11 Case No. 05-17923 (ASH), (the “Bankruptcy Court”) having entered an order (collectively, the “Approval Order”) (A) approving this Amendment, Amendment Number One (the “First Amendment”) dated of even date herewith to the Delta Connection Agreement dated as of January 13, 2005 among Delta, Shuttle America Corp. (as assignee of Republic Airline, Inc.) (“Shuttle America”) and Republic (the “Shuttle America Delta Connection Agreement”) and the Letter Agreement dated of even date herewith among Chautauqua, Republic, Shuttle America and Delta (the “Letter Agreement”), (B) providing for Delta’s assumption of the Agreement (as amended by this Amendment) and the Shuttle America Delta Connection Agreement (as amended by the First Amendment) pursuant to Section 365 of the Bankruptcy Code, and (C) authorizing Delta to perform its obligations and exercise its rights under this Amendment, the First Amendment and the Letter Agreement and to execute and deliver the other instruments and documents contemplated thereby and to consummate the transactions contemplated thereby. Such effectiveness shall also be conditional on any motion for rehearing or reconsideration of the Approval Order having been denied, and if the Approval Order shall have been appealed, either (i) no stay of the Approval Order shall be in effect or (ii) if such a stay has been granted by a court of competent jurisdiction, then (x) the stay shall have been dissolved or (y) a final order of a court having jurisdiction to hear such appeal shall have affirmed the Approval Order and the time allowed to appeal from such affirmance or to seek review or rehearing thereof shall have expired and no further hearing, appeal or petition for certiorari can be taken or granted. Delta shall use its commercially reasonable efforts to obtain an Approval Order on a prompt basis after the parties have executed each of this Amendment, the First Amendment and the Letter Agreement, an in connection therewith will file an appropriate motion with the Bankruptcy Court by no later than March 15, 2007.

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* Confidential

6.	Miscellaneous.

A.
This Amendment constitutes the entire understanding of the parties with respect to the subject matter hereof, and any other prior or contemporaneous agreements, whether written or oral, are expressly superseded hereby.

B.	This Sixth Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

C.	Except as specifically stated herein, all other terms and conditions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties have executed this Sixth Amendment by their undersigned duly authorized representatives:

Republic Airways Holdings, Inc.	Delta Air Lines, Inc.

/s/ Bryan Bedford	/s/ Edward Bastian

Name: Bryan Bedford Title: Chairman and CEO	Name: Edward Bastian Title: Executive VP & CFO

Chautauqua Airlines, Inc.

/s/ Bryan Bedford

Name: Bryan Bedford Title: President and CEO